                                           Contacts: Connie Beeby
                                                     On Command Corporation
                                                     Corporate Communications
                                                     (720) 873-3305
                                                     cbeeby@ocv.com

                                                     Mike Erickson
                                                     Liberty Media Corporation
                                                     Investor Relations
                                                     (720) 875-6481
                                                     mike@libertymedia.com


                   ON COMMAND TO OBTAIN ADDITIONAL FINANCING
                        FROM ASCENT ENTERTAINMENT GROUP


DENVER - June 27, 2001 - On Command Corporation (Nasdaq: ONCO), a leading provider of in-room interactive entertainment, Internet services, business information and guest services for the lodging industry, today announced that it has agreed in principle with Ascent Entertainment Group, Inc., a subsidiary of Liberty Media Corporation (NYSE: LMG.A, LMG.B), upon the terms of a financing transaction in which Ascent would invest up to $60 million in On Command. Under terms of the transaction, Ascent will purchase up to $60 million of a new series of On Command preferred stock. The preferred stock will bear cumulative dividends at 8% per annum and will be convertible on or after December 31, 2002 into On Command common stock at a conversion price of $7.55 per share. The preferred stock may be redeemed, at On Command's option, at any time prior to December 31, 2002 at a redemption price equal to the liquidation value of the shares plus a premium. The preferred stock is not redeemable during the period from December 31, 2002 to June 30, 2005. Thereafter, the shares are redeemable at their liquidation value plus a premium which declines ratably until the preferred stock becomes mandatorily redeemable on June 30, 2011. It is anticipated that the preferred stock will be issued in three equal installments of $20 million each, with the first installment expected to be issued and purchased on or before June 30, 2001.

"We are very pleased with Liberty Media's continued support as demonstrated by Ascent's investment in the company," said Carl E. Vogel, chairman of the Board of Directors of On Command. "Given our current expectations of the industry, we believe the proceeds will provide the necessary liquidity to fund our operations into early 2002. The proceeds will be used to finance the ongoing business as well as the rollout of new hotel rooms and the continued conversion of existing hotel rooms to our expanded OCX platform."

The closing of the transaction remains subject to final documentation.


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About On Command
On Command Corporation (www.oncommand.com) annually serves more than 250 million guests through 950,000 rooms in approximately 3,450 hotel properties. These hotel properties include more than 100 of the most prestigious hotel chains and operators in the lodging industry: Adam's Mark Hotels & Resorts, Bass Hotels & Resorts (Inter-Continental, Crowne Plaza and Holiday Inn), Fairmont, Four Seasons, Hyatt, Loews, Marriott (Courtyard, Renaissance, Fairfield Inn and Residence Inn), Radisson, Ramada, Starwood Hotels & Resorts (Westin, Sheraton, W Hotels and Four Points), and Wyndham Hotels & Resorts. On Command is listed on the NASDAQ Stock Market under the symbol ONCO, and its warrants are traded under the symbols ONCOW and ONCOZ.

About Liberty Media
Liberty Media Corporation (www.libertymedia.com) holds interests in a broad range of domestic and international video programming, communications, technology and Internet businesses.


Certain of the above statements, other than statements relating to the historical performance of On Command, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other important factors that could cause the actual results, performance, or achievements of On Command, or industry results, to differ materially from future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, among others: general economic and business conditions and industry trends; the regulatory and competitive environment of the industry in which On Command operates; uncertainties inherent in new business strategies; new product launches and development plans, including the future profitability of such added services and the large capital expenditures involved; rapid technological changes; the acquisition, development and/or financing of telecommunications networks and services; the development and provision of new services, including the customer acceptance and use rates; future financial performance, including availability, terms and deployment of capital; the ability of vendors to deliver required equipment, software and services; availability of qualified personnel; changes in the nature of key strategic relationships with hotel chains and their franchises, including the renewal of existing agreements on favorable terms; and competitor responses to On Command's products and services, and the overall market acceptance of such products and services. These factors are also discussed in On Command's filings with the Securities and Exchange Commission, including its recent filings on Form 10-K and Form 10-Q. These forward-looking statements (and such risks, uncertainties and other factors) speak only as of the date hereof, and On Command expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in On Command's expectations with regard thereto, or any other changes in events, conditions, or circumstances on which any such statement is based.

OCX is a registered trademark of On Command Corporation.

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